EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

United Fuel & Energy Corporation
Midland, Texas

We hereby consent to the use in the prospectus supplement constituting a part of the shelf registration statement (Form S-3 No. 333-135325) of United Fuel & Energy Corporation of our report dated March 27, 2007, with respect to the consolidated balance sheets of United Fuel & Energy Corporation and subsidiaries, as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2006, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Johnson Miller & Co., CPA’s PC

Odessa, Texas
March 27, 2007